Exhibit 1.4

AVISTA CORPORATION
(a Washington corporation)

Common Stock

SALES AGENCY AGREEMENT

Dated: March 2, 2016

i

	(b) Review of Amendments and Supplements		14
	(c) Free Writing Prospectuses		15
	(d) Notification of Commission Comments and Orders, Etc.		15
	(e) Delivery of Registration Statements		15
	(f) Delivery of Prospectuses		15
	(g) Continued Compliance with Securities Laws		15
	(h) Blue Sky Qualifications		16
	(i) Rule 158		16
	(j) Filing Fees		17
	(k) Use of Proceeds		17
	(l) Restriction on Sale of Shares		17
	(m) Maximum Number		17
	(n) Regulation M		17
	(o) Diligence Cooperation		17
SECTION 5.	Payment of Expenses		17
	(a) Expenses Payable by the Company		17
	(b) Expenses Payable by the Sales Agent		18
	(c) Expenses Upon Termination		18
SECTION 6.	Conditions of the Sales Agent’s Obligations; Termination of Agreement		18
	(a) Conditions		18
	(i)	No Stop Order; Commission Filings	18
	(ii)	Opinions of Counsel for the Company	19
	(iii)	Opinion of Counsel for the Sales Agent	19
	(iv)	No Material Adverse Change; Officers’ Certificate	19
	(v)	Accountant’s Comfort Letter	20
	(vi)	Additional Conditions	20
	(vii)	Additional Documents	20
	(viii)	Additional Conditions for “Distributions”	20
	(b) Termination of Agreement		20
	(c) Increase of Maximum Number		20
SECTION 7.	Indemnification		21
	(a) Indemnification of the Sales Agent		21
	(b) Indemnification of the Company		22
	(c) Actions against Parties; Notification		22
SECTION 8.	Contribution		22
SECTION 9.	Representations, Warranties and Agreements to Survive		24
SECTION 10.	Termination of Agreement		24
	(a) Termination by the Sales Agent		24
	(b) Termination by the Company		25
	(c) Liabilities		25
SECTION 11.	Notices		25

ii

iii

AVISTA CORPORATION
(a Washington corporation)
Common Stock
SALES AGENCY AGREEMENT
March 2, 2016
MERRILL LYNCH, PIERCE, FENNER & SMITH
INCORPORATED
One Bryant Park
New York, NY 10036
Ladies and Gentlemen:

Avista Corporation, a Washington corporation (the “Company”), confirms its agreement (the “Agreement”) with Merrill Lynch, Pierce, Fenner & Smith Incorporated (the “Sales Agent”), whereby the Company, subject to the terms and conditions set forth herein, may from time to time offer shares (“Shares”) of its Common Stock, without nominal or par value (“Common Stock”), and the Sales Agent, subject to such terms and conditions, shall offer Shares for sale as the Company’s sales agent or, in limited circumstances with the agreement of both the Company and the Sales Agent, may purchase Shares as principal.
The Company may enter into one or more agreements substantially identical to this Agreement (each an “Other Agreement”) with other investment banking firms as sales agents (each an “Other Sales Agent”) whereby, subject to the terms and conditions set forth herein and therein, the Company may from time to time offer Shares and the Other Sales Agent party thereto, subject to such terms and conditions, shall offer Shares for sale as the Company’s sales agent or, in limited circumstances with the agreement of both the Company and such Other Sales Agent, may purchase Shares as principal.
The maximum number of Shares that the Company may issue and sell under this Agreement and all the Other Agreements, collectively, is the Maximum Number (as hereinafter defined).
On February 25, 2016, the Company filed with the Securities and Exchange Commission (the “Commission”) a registration statement on Form S-3 (No. 333-209714), for the registration of securities, including the Shares, under the Securities Act of 1933, as amended (the “1933 Act”), and the offer and sale thereof from time to time in accordance with Rule 415 of the rules and regulations of the Commission under the 1933 Act (the “1933 Act Regulations”).
SECTION 1.    Certain Definitions
When used in this Agreement, the following terms have the meanings specified below:
“Accounting Controls” has the meaning set forth in Section 2(a)(xxii)(I).
“Agreements and Instruments” has the meaning set forth in Section 2(a)(xiv).
“Applicable Time” means the time of each sale of Shares pursuant to this Agreement.

“Base Prospectus” means the base prospectus relating to the Shares filed as part of the Registration Statement, in the form in which it has been most recently filed with the Commission prior to the Closing Time.
“Closing Time” means the time and date of the execution and delivery of this Agreement.
“Commercially Reasonable Efforts” means, with respect to the obligation of the Sales Agent to offer and sell Shares, commercially reasonable efforts consistent with its normal trading and sales practices and in compliance with applicable law.
“Commission” has the meaning forth in the preamble to this Agreement.
“Commitment Period” means the period commencing on March 2, 2016 and expiring on the earliest to occur of (a) the first date on which the Maximum Number of Shares shall have been sold under this Agreement and/or the Other Agreements, (b) the date this Agreement is terminated pursuant to Section 6 or Section 10 and (c) February 29, 2020.
“Common Stock” has the meaning set forth in the preamble to this Agreement.
“Company” has the meaning set forth in the preamble to this Agreement.
“Designated Subsidiary” means each of Avista Capital, Inc., Alaska Energy and Resources Company and Alaska Electric Light and Power Company.
“Disclosure Controls” has the meaning set forth in Section 2(a)(xxii)(III).
“Disclosure Package” means, collectively, (i) the Prospectus as of any particular time and (ii) any other Issuer Free Writing Prospectus relating to the offer and sale of the Shares (to the extent not superseded or modified by the Prospectus or by a subsequent Issuer Free Writing Prospectus).
“EDGAR” has the meaning set forth below in this Section 1.
“Effective Time” means the date and time of the effectiveness of the Registration Statement for purposes of paragraph (f)(2) of Rule 430B of the 1933 Act Regulations (“Rule 430B”), as applied to the Sales Agent.
“Floor Price” means the minimum Sales Price set by the Company in a Sales Notice for any Selling Period, as such Sales Notice may be amended from time to time during such Selling Period. The Floor Price may, in addition to setting an absolute minimum dollar amount per Share, also be limited by reference to recent or prevailing market prices.
“Initiation Date” means each date of delivery of a Sales Notice pursuant to Section 3(a).
“Internal Controls” has the meaning set forth in Section 2(a)(xxii)(III).
“Issuer Free Writing Prospectus” means any “issuer free writing prospectus” (as defined by Rule 433 of the 1933 Act Regulations (“Rule 433”)) with respect to the Shares.
“Liens” has the meaning set forth in Section 2(a)(xviii).
“Material Adverse Change” has the meaning set forth in Section 2(a)(v).

“Material Adverse Effect” has the meaning set forth in Section 2(a)(vi).
“Maximum Number” means 3,795,199 or such higher number as shall be established pursuant to Section 6(c).
“Net Proceeds”, with respect to any Shares sold hereunder, means the aggregate Sales Prices for such Shares less the Selling Commission in respect of the sale of such Shares (but before other expenses).
“NYSE” means the New York Stock Exchange.
“Other Agreement” has the meaning set forth in the preamble to this Agreement.
“Other Sales Agent” has the meaning set forth in the preamble to this Agreement.
“Primary Delivery Date” has the meaning set forth in Section 6(a)(ii).
“Prospectus” means, as of any particular time, the Base Prospectus, as supplemented by the final prospectus supplement relating to the offer and sale of the Shares, as filed with the Commission pursuant to Rule 424(b), together with any further supplements or amendments thereto at such time.
“PUC Orders” has the meaning forth in Section 2(a)(xvii).
“Registration Statement” means, as of any particular time, the Company’s registration statement on Form S-3 (No. 333-209714), including (a) any amendments thereto at such time, (b) the exhibits and schedules thereto at such time (other than the Statement of Eligibility on Form T-1) and (c) any prospectus filed with the Commission pursuant to Rule 424(b) that, in accordance with Rule 430B, is deemed to be a part thereof; provided, however, that, if a new registration statement shall have been filed and shall have become effective on or about the third anniversary of the initial effective date of registration statement No. 333-209714, the term “Registration Statement” shall mean, at and after the time of the effectiveness of such new registration statement, such new registration statement, including amendments, exhibits and any prospectus as aforesaid.
“Regulation S-T” means Regulation S-T of the Commission.
“Repayment Event” has the meaning set forth in Section 2(a)(xv).
“Representation Date” has the meaning set forth in Section 2(a).
“Rule 405” means Rule 405 of the 1933 Act Regulations.
“Rule 424(b)” means Rule 424(b) of the 1933 Act Regulations.
“Sales Agent” has the meaning set forth in the preamble to this Agreement.
“Sales Notice” means a written notice, substantially in the form of Exhibit A hereto, executed by an individual named in Schedule A hereto who is the President, a Senior Vice President, a Vice President, the Treasurer or an Assistant Treasurer of the Company and delivered to the Sales Agent in accordance with this Agreement. Any Sales Notice may be amended by the Company and the Sales Agent and, from and after the time of such amendment, the term “Sales Notice” shall mean the original Sales Notice as amended. Any Sales Notice or amendment to a Sales Notice shall be deemed acceptable to the Sales Agent unless the Sales Agent shall promptly notify the Company to the contrary. Each Sales Notice shall be delivered, and may be amended, by facsimile transmission, e-mail or other customary means of electronic communication.
“Sales Price”, with respect to any Shares sold hereunder, means the price per Share paid to the Sales Agent for such Shares.
“Secondary Delivery Date” has the meaning set forth in Section 6(a)(ii)(B).
“Selling Commission”, with respect to any Shares sold hereunder, means the commission, discount or other compensation to be received by the Sales Agent in connection with the sale of such Shares.
“Selling Period” means a period of one to 20 consecutive Trading Days specified by the Company in a Sales Notice, commencing no earlier than the Trading Day next succeeding the Trading Day on which such Sales Notice is delivered to the Sales Agent.
“Settlement Date” means, with respect to the sale of any Shares, the third business day following the Trading Day on which an offer to sell such Shares was accepted.
“Shares” has the meaning set forth in the preamble to this Agreement.
“Terms Agreement” means an agreement between the Company and the Sales Agent that relates to the issuance and sale by the Company, and the purchase by the Sales Agent as principal (and not as agent), of a specific number of Shares and otherwise incorporates the terms and provisions of, and is deemed a part of, this Agreement.
“Trading Day” means any day on which the NYSE is open for trading (other than a day on which trading is scheduled to close prior to its regular weekday closing time).
“1933 Act” has the meaning set forth in the preamble to this Agreement.
“1933 Act Regulations” has meaning set forth in the preamble to this Agreement.
“1934 Act” means the Securities Exchange Act of 1934, as amended.
“1934 Act Regulations” means the rules and regulations of the Commission under the 1934 Act.
The foregoing definitions are subject to the following qualifications:
(a)    all references in this Agreement to the Registration Statement or the Prospectus or to any of the financial statements, schedules or other information that is “contained”, “included” or “stated” (or other words of like import) therein shall be deemed to include the information contained in documents filed with the Commission under the 1934 Act that (i) are incorporated, or deemed incorporated, therein by reference pursuant to Item 12 of Form S-3 under the 1933 Act, to the extent such information has not been superseded or modified in accordance with Rule 412 of the 1933 Act Regulations (as qualified by Rule 430B(g) of the 1933 Act Regulations) and (ii)(A) in the case of references to the “Registration Statement”, are filed with the Commission at or prior to the Effective Time and (B) in the case of references to the “Prospectus”, are filed with the Commission at or prior to the date thereof;

(b)    all references in this Agreement to an amendment to the Registration Statement shall be deemed to include any document filed under the 1934 Act subsequent to the date thereof that is deemed incorporated by reference therein pursuant to Item 12 of Form S-3 under the 1933 Act;
(c)    all references in this Agreement to an amendment or supplement to the Prospectus shall be deemed to include any document filed under the 1934 Act subsequent to the date thereof that is deemed incorporated by reference therein pursuant to Item 12 of Form S-3 under the 1933 Act; and
(d)    all references in this Agreement to the Registration Statement, any Issuer Free Writing Prospectus, the Prospectus or any amendment or supplement to any of the foregoing shall be deemed to include the copy filed with the Commission pursuant to its Electronic Data Gathering, Analysis and Retrieval system (“EDGAR”).
SECTION 2.    Representations and Warranties.
(a)    Representations and Warranties of the Company. The Company represents and warrants to the Sales Agent as of the Closing Time, each Initiation Date, each Trading Day and each Applicable Time within each Selling Period, each Settlement Date, each date as of which the Registration Statement shall be amended and each date as of which the Prospectus shall be amended or supplemented (each such date a “Representation Date”) as follows:
(i)    Compliance with Securities Law Requirements.
(A)    Well-Known Seasoned Issuer Status. At the time the Registration Statement was filed with the Commission, at all relevant determination dates, and at the date hereof, the Company was and is a “well-known seasoned issuer” (as defined in Rule 405).
(B)    Eligibility to Use Form S-3. At the time the Registration Statement was filed with the Commission and at the time of the most recent amendment, if any, to the Registration Statement for purposes of complying with Section 10(a)(3) of the 1933 Act, the Company met the requirements for use of Form S-3 under the 1933 Act.
(C)    Status and Content of the Registration Statement. The Registration Statement became effective automatically upon the filing thereof with the Commission under the 1933 Act. No stop order suspending the effectiveness of the Registration Statement has been issued under the 1933 Act and no proceedings for that purpose have been instituted by the Commission or are pending or, to the knowledge of the Company, have been threatened or are contemplated by the Commission, and any request on the part of the Commission for additional information with respect to the Registration Statement has been complied with. At the time the Registration Statement became effective, and at the Effective Time, the Registration Statement complied in all material respects with the requirements of the 1933 Act and the 1933 Act Regulations. At the Effective Time, the Registration Statement did not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.
(D)    Issuer Free Writing Prospectuses. At the earliest time after the filing of the Registration Statement that the Company or another offering participant made a bona fide offer (within the meaning of Rule 164(h)(2) of the 1933 Act Regulations) of the Shares, the Company was not an “ineligible issuer” as defined in Rule 405. Each Issuer

Free Writing Prospectus, at the time it was filed with the Commission pursuant to Rule 433 or, if it was not required to be so filed, at the time of each use thereof (i) did not include any information that conflicts with (A) information contained in the Registration Statement, including any prospectus or prospectus supplement that is part of the Registration Statement, and not superseded or modified, or (B) information contained in the Company’s periodic and current reports filed with the Commission pursuant to Section 13 or 15(d) of the 1934 Act that are incorporated or deemed incorporated by reference in the Registration Statement, and not superseded or modified, and (ii) complied in all other respects with the requirements of Rule 164 and Rule 433 (without reliance on subsections (b), (c) and (d) of Rule 164 of the 1933 Act Regulations). No order preventing or suspending the use of any Issuer Free Writing Prospectus has been issued by the Commission.
(E)    Content of the Disclosure Package. The Disclosure Package, at the Closing Time and at each Initiation Date, each Applicable Time within each Selling Period and each Settlement Date, will not contain any untrue statement of material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.
(F)    Status and Content of the Prospectus. The Prospectus, at the Closing Time, as of its date and at the time it is filed with the Commission and at each Initiation Date, each Applicable Time within each Selling Period and each Settlement Date, will conform in all material respects with the requirements of the 1933 Act and the 1933 Act Regulations and, as of such respective dates, will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Prospectus delivered to the Sales Agent in connection with the offering of the Shares, and any amendment or supplement thereto, will be identical to the copies thereof filed electronically with the Commission pursuant to EDGAR (except that the registration fee table will be deleted from the cover thereof), except to the extent permitted by Regulation S-T.
(G)    Description and Filing of Contracts and Documents. All contracts or documents that are required to be described in the Registration Statement or the Prospectus or to be filed as exhibits to the Registration Statement have been so described and filed as required.
The representations and warranties in this subsection (a)(i) shall not apply to any statements in or omissions from the Registration Statement, any Issuer Free Writing Prospectus, the Disclosure Package or the Prospectus made in reliance upon and in conformity with information furnished to the Company in writing by the Sales Agent expressly for use therein.
(ii)    Incorporated Documents. The documents incorporated or deemed incorporated by reference in the Registration Statement and the Prospectus, at the time they were or hereafter are filed with the Commission, complied or will comply, as applicable, in all material respects with the requirements of the 1934 Act and the 1934 Act Regulations and, when filed did not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.
(iii)    Independent Accountants. The accountants who audited the financial statements and financial statement schedules included in the Registration Statement, the

Disclosure Package and the Prospectus are independent registered public accountants within the meaning of Regulation S-X of the Commission.
(iv)    Financial Statements. The financial statements, together with the respective schedules and notes relating thereto, included in the Registration Statement, the Disclosure Package and the Prospectus, present fairly the financial position of the Company and its consolidated subsidiaries at the dates indicated and the results of operations and cash flows of the Company and its consolidated subsidiaries for the periods specified; such financial statements have been prepared in conformity with United States generally accepted accounting principles applied on a consistent basis throughout the periods involved, except as otherwise stated therein. The selected financial data and the summary financial information included in the Registration Statement, the Disclosure Package and the Prospectus present fairly the information shown therein and have been compiled on a basis consistent with that of the audited financial statements included in the Registration Statement. The financial statements and other financial data included in the Registration Statement and the Prospectus comply in all material respects with the requirements of paragraph (e) of Item 10 of Regulation S-K. The interactive data in eXtensible Business Reporting Language filed as exhibits to the documents incorporated by reference or deemed to be incorporated by reference into the Registration Statement and the Prospectus fairly presents the information called for in all material respects and has been prepared in accordance with the Commission’s rules and guidelines applicable thereto. Except as disclosed in the Registration Statement, the Disclosure Package and the Prospectus, neither the Company nor any of its subsidiaries has any off-balance sheet arrangements of the character contemplated by Item 303 of Regulation S-K or otherwise by Section 13G of the 1934 Act, or has any other contingent obligation or liability, which, in any case, is material, or is reasonably likely to be material, to the Company and its consolidated subsidiaries considered as one enterprise.
(v)    No Material Adverse Change. Since the date of the latest audited balance sheet included in the Registration Statement, the Disclosure Package and the Prospectus and except as disclosed therein, there has been no material adverse change, or any development that could reasonably be expected to result in a material adverse change, in the condition (financial or otherwise), business, properties or results of operations of the Company and its subsidiaries considered as one enterprise, whether or not arising in the ordinary course of business (any such change or development, a “Material Adverse Change”).
(vi)    Good Standing of the Company and Designated Subsidiaries. Each of the Company and each of the Designated Subsidiaries has been duly incorporated and is validly existing as a corporation in good standing under the laws of the jurisdiction of its incorporation and has the corporate power and authority to own or lease and operate its properties and to conduct its business as described in the Registration Statement, the Disclosure Package and the Prospectus, and the Company has the corporate power and authority to enter into and perform its obligations under this Agreement and the Other Agreements; and the Company is duly qualified as a foreign corporation to transact business and is in good standing in each jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure so to qualify or to be in good standing would not have a material adverse effect on the condition (financial or otherwise), business, properties or results of operations of the Company and its subsidiaries considered as one enterprise, whether or not arising in the ordinary course of business (any such effect, a “Material Adverse Effect”).
(vii)    No Significant Subsidiaries. The Company has no “significant subsidiaries” as defined in Rule 1-02 of Regulation S-X.

(viii)    Capitalization. The authorized, issued and outstanding capital stock of the Company is as set forth in the Registration Statement and the Prospectus. All of the issued and outstanding shares of Common Stock of the Company have been duly authorized and validly issued and are fully paid and non-assessable. All of the issued and outstanding shares of capital stock of each Designated Subsidiary have been duly authorized and validly issued, are fully paid and non-assessable and are owned, directly or indirectly, by the Company, free and clear of any Liens.
(ix)    Authorization of this Agreement. This Agreement has been duly authorized, executed and delivered by the Company.
(x)    Authorization of the Shares. The Shares have been duly authorized by the Company and, when issued and delivered by the Company pursuant to this Agreement or any of the Other Agreements against payment of the consideration contemplated herein or therein, will be validly issued, fully paid and non-assessable; no holder of the Shares will be subject to personal liability in respect of liabilities of the Company solely by reason of being a holder of the Shares; and the issuance of the Shares is not subject to the preemptive or other similar rights of any securityholder of the Company. Except as disclosed in the Registration Statement and the Prospectus, there are no outstanding options, warrants, conversion rights, subscription rights, rights of first refusal or other rights or agreements of any nature outstanding to subscribe for or to purchase any shares of Common Stock of the Company binding on the Company (except pursuant to dividend reinvestment, stock purchase or ownership, stock option or other director or employee benefit plans), and there are no outstanding securities or instruments of the Company containing anti-dilution or similar provisions that will be triggered by the issuance of the Shares as described in this Agreement or the Other Agreements. Except as disclosed in the Registration Statement and the Prospectus, there are no restrictions upon the voting or transfer of any shares of the Company’s Common Stock pursuant to the Company’s Restated Articles of Incorporation or By-laws. There are no agreements or other obligations (contingent or otherwise) that may require the Company to repurchase or otherwise acquire any shares of its Common Stock. No person or entity has the right, contractual or otherwise, to cause the Company to issue to it, or to register pursuant to the 1933 Act, any shares of Common Stock upon the filing of the Registration Statement or the issuance or sale of the Shares hereunder. Immediately after any sale of Shares by the Company under this Agreement and the Other Agreements, the aggregate number of Shares that have been issued and sold by the Company hereunder and thereunder will not exceed the aggregate amount of Common Stock (A) registered and available under the Registration Statement or (B) that shall be authorized by the PUC Orders from time to time.
(xi)    Description of the Common Stock. The description of the Common Stock in the Registration Statement, the Disclosure Package and the Prospectus is accurate in all material respects.
(xii)    Registration; Listing. The Common Stock is registered as a class under Section 12(b) of the 1934 Act. The outstanding shares of Common Stock are listed, and the Shares are authorized for listing (subject to official notice of issuance), on the NYSE.
(xiii)    Actively Traded Securities. The outstanding shares of Common Stock are “actively traded securities” excepted from the provisions of Rule 101 of Regulation M of the 1934 Act Regulations by virtue of subsection (c)(1) of such rule.
(xiv)    Absence of Defaults. Neither the Company nor any Designated Subsidiary is in violation of its articles of incorporation or by-laws or in default in the performance or observance of any obligation, agreement, covenant or condition contained in any contract, indenture, mortgage, deed of trust, loan or credit agreement, note, lease or other agreement or instrument to which the Company or such Designated Subsidiary is a party or by which it or such Designated Subsidiary may be bound, or to which any of the property or assets of the Company or such Designated Subsidiary is subject (collectively, “Agreements and Instruments”) except for such defaults as, singly or in the aggregate, would not result in a Material Adverse Effect.
(xv)    No Conflict. The execution and delivery by the Company of this Agreement and the Other Agreements and the consummation by the Company of the transactions contemplated herein and therein (including the issuance and sale by the Company of the Shares and the use of the proceeds from the sale of the Shares as described in the Registration Statement, the Disclosure Package and the Prospectus) and compliance by the Company with its obligations hereunder and under the Other Agreements, do not and will not, whether with or without the giving of notice or passage of time or both, conflict with or constitute a breach of, or default or Repayment Event (as defined below) under, or result in the creation or imposition of any Lien upon any property or assets of the Company or any Designated Subsidiary pursuant to, the Agreements and Instruments (except for such conflicts, breaches, defaults or Liens as, singly or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect), nor will such action result in any violation of the articles of incorporation or by-laws of the Company or any Designated Subsidiary or of any statute of any jurisdiction applicable to the Company or any Designated Subsidiary or any rule, regulation or order applicable to the Company or any Designated Subsidiary of any regulatory body, administrative agency or other governmental body or any court that, in any such case, has jurisdiction over the Company or any Designated Subsidiary or any of their respective assets, properties or operations. As used herein, a “Repayment Event” means any event or condition that gives the holder of any note, debenture or other evidence of indebtedness (or any person acting on such holder’s behalf) the right to require the repurchase, redemption or repayment of all or a portion of such indebtedness by the Company or any Designated Subsidiary.
(xvi)    Absence of Proceedings. There is no action, suit, proceeding, inquiry or investigation before or brought by any court or governmental agency or body, domestic or foreign, now pending, or, to the knowledge of the Company, threatened, against or affecting the Company or any of its subsidiaries, that (A) is required to be disclosed in the Registration Statement or the Prospectus and is not disclosed as required, (B) could materially and adversely affect the consummation of the transactions contemplated in this Agreement or any of the Other Agreements or the performance by the Company of its obligations hereunder or thereunder or (C) except as disclosed in the Registration Statement, the Disclosure Package and the Prospectus, would reasonably be expected to result in a Material Adverse Effect; and the aggregate of all pending legal or governmental proceedings to which the Company or any of its subsidiaries is a party or of which any of their respective properties or assets is the subject that are not described in the Registration Statement, the Disclosure Package and the Prospectus, including ordinary routine litigation incidental to the business, would not reasonably be expected to result in a Material Adverse Effect.
(xvii)    Absence of Further Requirements. The Washington Utilities and Transportation Commission (the “WUTC”), the Idaho Public Utilities Commission (the “IPUC”) and the Public Utility Commission of Oregon (the “OPUC”) have issued orders authorizing the issuance and sale by the Company of the Shares on the terms contemplated in this Agreement and the Other Agreements; the Montana Public Service Commission (the “MPSC”) has issued an order disclaiming jurisdiction over the issuance of securities and the creation of liens by the

Company pursuant to, and on the terms set forth in such order (such order, collectively with the aforesaid orders of the WUTC, the IPUC and the OPUC, being hereinafter called the “PUC Orders”); the PUC Orders are in full force and effect as of the date hereof; and, except for informational filings required under the PUC Orders, no further consent, approval or authorization of, or registration, filing or declaration with, any regulatory or other governmental body or agency is required in connection with the execution, delivery or performance by the Company of this Agreement or the Other Agreements or the issuance and sale by the Company of the Shares.
(xviii)    Title to Property. The Company and each of its Designated Subsidiaries have good and marketable title to all real property owned by them and good title to all other property owned by them, in each case subject only to such mortgages, pledges, security interests, claims and other liens and encumbrances (collectively “Liens”) and such exceptions, defects and qualifications as (A) are described in the Registration Statement and the Prospectus or (B) would not reasonably be expected to result in a Material Adverse Effect.
(xix)    Leases. All of the leases and subleases material to the business of the Company and its Designated Subsidiaries, considered as one enterprise, and under which the Company or any of such subsidiaries holds properties, described in or required to be described in the Registration Statement and the Prospectus are in full force and effect, and the Company has no notice of any claim of any sort asserted by anyone adverse to the rights of the Company or any of such subsidiaries under any of such leases or subleases, or affecting or questioning the rights of the Company or any of such subsidiaries to the continued possession of the premises leased or subleased thereunder, that would reasonably be expected to result in a Material Adverse Effect.
(xx)    Investment Company Act. The Company is not, and upon the issuance and sale of the Shares as contemplated herein and in the Other Agreements and the application of the net proceeds therefrom as described in the Registration Statement, the Disclosure Package and the Prospectus will not be, an “investment company” or an entity “controlled” by an “investment company” as such terms are defined in the Investment Company Act of 1940, as amended.
(xxi)    Environmental Laws. Except as described in the Registration Statement, the Disclosure Package and the Prospectus, neither the Company nor any of the Designated Subsidiaries (A) is in violation of any statute, rule, regulation, decision or order of any governmental body or any court, domestic or foreign, relating to the use, disposal or release of hazardous or toxic substances or other pollutants or contaminants, to the protection or restoration of the environment or to human or animal exposure to hazardous or toxic substances or other pollutants or contaminants that have the potential to adversely impact human or animal health (collectively, “environmental laws”), (B) owns or operates any real property contaminated with any hazardous or toxic substances or other pollutants or contaminants that is subject to clean-up or other responsive action under any environmental laws, (C) is liable for any off-site disposal or contamination pursuant to any environmental laws, (D) is subject to any claim of violation of or liability under any environmental laws, which violation, contamination, liability or claim would individually or in the aggregate reasonably be expected to have a Material Adverse Effect; and the Company is not aware of any pending investigation or circumstances which would reasonably be expected to lead to such a claim.
(xxii)    Internal Controls. (A) The Company has devised and established and maintains the following, among other, internal controls (without duplication):

(I)    a system of “internal accounting controls” as contemplated in Section 13(b)(2)(B) of the 1934 Act (the “Accounting Controls”);
(II)    “internal control over financial reporting” as such term is defined in Rule 13a-15(f) of the 1934 Act Regulations; and
(III)    “disclosure controls and procedures” as such term is defined in Rule 13a-15(e) of the 1934 Act Regulations (the “Disclosure Controls” and, together with the Accounting Controls and the Reporting Controls, the “Internal Controls”));
(B)    The Internal Controls are evaluated by the Company’s senior management periodically as appropriate and, in any event, as required by law;
(C)    Based on the most recent evaluations of the Internal Controls:
(I)    the Internal Controls are, individually and in the aggregate, effective in all material respects to perform the functions for which they were established; and
(II)    all material weaknesses, if any, and significant deficiencies, if any, in the design or operation of the Internal Controls which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and any fraud, whether or not material, that involves management or other employees who have a significant role in the Internal Controls have been disclosed to the audit committee of the Company’s board of directors and the Company’s independent auditors.
(xxiii)    Compliance with Sarbanes-Oxley. The Company is in compliance in all material respects with the Sarbanes-Oxley Act of 2002 and the rules and regulations of the Commission that have been adopted thereunder, to the extent that such act and such rules and regulations are in effect and applicable to the Company.
(xxiv)    Finder’s Fees. The Company has not incurred (directly or indirectly) nor will it incur, directly or indirectly, any liability for any broker’s, finder’s, financial advisor’s or other similar fee, charge or commission in connection with this Agreement or the Other Agreements, or the transactions contemplated hereby or thereby, except as set forth in or contemplated by this Agreement and the Other Agreements.
(xxv)    Sanctions. Neither the Company nor any of its subsidiaries, nor, to the knowledge of the Company, any director, officer or agent of the Company or any of its subsidiaries is currently the subject or the target of any sanctions administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or any other applicable sanctions laws or regulations (“Sanctions”), nor is the Company or any of its subsidiaries located, organized or resident in a country or territory that is the subject or the target of Sanctions, including, without limitation, Cuba, Iran, North Korea, Sudan and Syria (each, a “Sanctioned Country”); and the Company will not directly or indirectly use the proceeds of the offering of the Shares hereunder, or lend, contribute or otherwise make available such proceeds to any person or entity, (A) to fund or facilitate any activities of or business with any person that, at the time of such funding or facilitation, is the subject or the target of Sanctions or (B) to fund or facilitate any activities of or business in any Sanctioned Country or (C) in any other manner that will result in a violation by any person (including any person participating in the transaction, whether as sales agent, advisor, investor or otherwise) of Sanctions.
(xxvi)    Compliance with Money Laundering Laws. The operations of the Company and its subsidiaries are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the applicable money laundering statutes of all jurisdictions in which the Company and/or any of its subsidiaries conducts business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines issued, administered or enforced by any governmental or regulatory agency (collectively, the “Anti-Money Laundering Laws”); and no action, suit or proceeding by or before any court or governmental or regulatory agency, authority or body or any arbitrator involving the Company or any of its subsidiaries with respect to the Anti-Money Laundering Laws is pending or, to the knowledge of the Company, threatened.
(xxvii)    No Unlawful Payments. Neither the Company nor any of its subsidiaries, nor, to the knowledge of the Company, any director, officer or agent of the Company or any of its subsidiaries, has violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”) or any other applicable anti-corruption and/or anti-bribery laws and regulations. The Company and the and its subsidiaries have instituted and maintain policies and procedures designed to promote and provide reasonable assurance as to compliance with the FCPA.
(b)    Officer’s Certificates. Any certificate signed by any officer of the Company delivered to the Sales Agent or to counsel for the Sales Agent in connection with the offer and sale of the Shares shall be deemed a representation and warranty by the Company to the Sales Agent as to the matters covered thereby.
SECTION 3.    Offers and Sales of Shares.
(a)    Initiation of Sales Efforts. Upon the terms and subject to the conditions set forth herein, on any Trading Day during the Commitment Period the Company may deliver to the Sales Agent a Sales Notice, and, upon the commencement of the Selling Period specified in such Sales Notice, which shall not be earlier than the Trading Day next succeeding the date of receipt by the Sales Agent of such Sales Notice, the Sales Agent shall use its Commercially Reasonable Efforts to sell the number of Shares specified in such Sales Notice. The Company acknowledges that there can be no assurance that the Sales Agent will be successful in selling the Shares and agrees that the Sales Agent shall incur no liability or obligation to the Company if it does not sell Shares for any reason other than a failure by the Sales Agent to use its Commercially Reasonable Efforts to sell such Shares in accordance with the terms of this Agreement.
(b)    Manner of Offer and Sales. (i) The offering and sale of Shares under this Agreement (other than sales to or by the Sales Agent as principal) shall be made by such methods permitted by law as the Sales Agent shall determine from time to time that are deemed to be “at-the-market offerings” within the meaning of Rule 415(a)(4) of the 1933 Act Regulations, including sales made directly on the NYSE, through an “alternative trading system” as defined in Rule 300 of Regulation ATS under the 1934 Act or any other electronic communications network or to or through a market maker; provided, however, that, if the Company and the Sales Agent so agree in writing, sales may be made in privately negotiated transactions;

(ii)    If the Company and the Sales Agent so agree in a separate Terms Agreement (it being understood and agreed that neither party is under any obligation to do so), the Company may sell Shares to the Sales Agent acting as principal, and the Sales Agent may purchase such Shares acting as principal, it being understood that, in the event of any inconsistency between the terms and provisions of this Agreement and those of the Terms Agreement, those of the Terms Agreement shall control.
(c)    Sales Price.· (i) Sales of Shares by the Sales Agent acting as agent in At the Market Offerings or to or through a market maker shall be made at prevailing market prices per Share or, if and to the extent so specified in the related Sales Notice, at prices per Share related to prevailing market prices. Anything in this Agreement to the contrary notwithstanding, (a) in no event shall the Sales Price for any Shares so sold be less than the Floor Price set forth in the related Sales Notice and (b) the Company shall not establish any Floor Price that would not be within the limitations prescribed by the Board of Directors of the Company.
(ii)    Sales of Shares by the Sales Agent as agent in privately negotiated transactions, and the public offering of Shares purchased by the Sales Agent acting as principal, shall be made at such Sales Prices as shall be agreed upon by the Company and the Sales Agent in the particular case, such agreement by the Company to be within the limitations prescribed by the Board of Directors of the Company.
(iii)    The Selling Commission in respect of Shares sold hereunder in At the Market Offerings or to or through a market maker shall be such percentage (not to exceed 2%) of the Sales Price thereof, as agreed upon by the Company and the Sales Agent from time to time, provided, however, that the Selling Commission in respect of all sales hereunder that (A) are made under a Terms Agreement, (B) made in a transaction that constitutes a “distribution” within the meaning of Rule 100 of Regulation M of the 1934 Act Regulations or (C) are otherwise not At the Market Offerings or to or through a market maker shall be agreed upon by the Company and the Sales Agent in the particular case.
(d)    Confirmation of Sales. The Sales Agent shall deliver to the Company, not later than the opening of the Trading Day next following each Trading Day on which it makes sales of Shares hereunder, a confirmation setting forth (i) the number of Shares sold in each transaction on such Trading Day, (ii) the applicable Sales Price for each such sale of Shares, (iii) the aggregate Sales Price for each such transaction and (iv) the Net Proceeds payable to the Company for each such transaction.
(e)    Settlement of Sales. Subject to the conditions set forth in Section 6, each sale of Shares hereunder shall be settled on the Settlement Date therefor. No later than 12:00 Noon (New York City time) on the Settlement Date, the Company shall cause its transfer agent, currently Computershare Shareholder Services LLC, to electronically transfer such Shares to the Sales Agent by crediting the account of the Sales Agent or its designee or nominee at the Depository Trust Company through its Deposit/Withdrawal at Custodian System, or by such other means of delivery as may be mutually agreed upon by the Company and the Sales Agent in writing. Upon notification that the Shares have been issued, Sales Agent shall deliver the total Net Proceeds for the sale of all Shares to be settled on such Settlement Date by wire transfer of immediately available funds to an account designated by the Company in the related Sales Notice.
(f)    Suspension of Sales. The Company or the Sales Agent may, upon notice to the other party in writing or by telephone (confirmed immediately by verifiable facsimile transmission, e-mail or other customary means of electronic communication), suspend the offering or sale of Shares, and the Selling Period shall immediately terminate; provided, however, that such suspension and termination shall not affect or impair either party’s obligations with respect to any Shares sold hereunder prior to the prompt processing of such notice of suspension.

(g)    Proprietary Trading by the Sales Agent. The Sales Agent has advised the Company that during the Commitment Period the Sales Agent and/or its affiliates may purchase and sell shares of Common Stock for their respective accounts and for the accounts of their respective customers; provided, however, that (i) no such purchase or sale shall violate any provision of applicable law (including particularly but without limitation the 1933 Act or the 1934 Act or any regulation under either thereof) and (ii) no sale of shares of Common Stock shall be made by the Sales Agent for the account of the Sales Agent during any Selling Period unless (A) such sale is made pursuant to and in accordance with the terms of a Terms Agreement, (B) such sale is a sale by the Sales Agent of shares purchased, or deemed to have been purchased, from the Company as a “riskless principal” or in a similar capacity, (C) such sale is made in trading transactions in the ordinary course of business but only if neither the Company nor the Sales Agent is in violation of Regulation M of the 1934 Act Regulations or (D) the Company shall have consented thereto.
(h)    Limitations. Anything in this Agreement to the contrary notwithstanding:
(i)    in no event shall the aggregate number of Shares sold pursuant to this Agreement, together with the aggregate number of Shares sold pursuant to the Other Agreements (as disclosed to the Sales Agent from time to time by the Company), exceed the Maximum Number (the Company hereby acknowledging and agreeing that the Sales Agent shall have no responsibility for maintaining records with respect to the aggregate number of Shares sold (other than the Shares sold under this Agreement));
(ii)    in no event shall the Sales Agent be obligated to make any offer or sale of Shares during any period in which either party has reason to believe that the Common Stock is not an excepted security under Rule 101(c)(1) of Regulation M of the 1934 Act Regulations; and
(iii)    in no event shall the Company sell Shares through both the Sales Agent and any Other Sales Agent on the same Trading Day; without limiting the generality of the foregoing, in no event shall the Selling Period designated in a Sales Notice delivered to the Sales Agent include a Trading Day that is included in a selling period that is in effect under one of the Other Agreements; and each of the Other Agreements shall contain the limitations sets forth in this clause (iii).
SECTION 4.    Covenants.
(a)    Preparation and Filing of the Prospectus. The Company will prepare the Prospectus and, after affording the Sales Agent the opportunity to comment thereon, file the Prospectus with the Commission in accordance with Rule 424(b) not later than the Commission’s close of business on the second business day following the Closing Time.
(b)    Review of Amendments and Supplements. The Company will not amend the Registration Statement, or amend or supplement the Prospectus, without providing notice to the Sales Agent at least 24 hours, or such shorter period as is reasonably required by the circumstances, prior to the filing thereof with the Commission. Except in the case of any such amendment or supplement to be made by the filing under the 1934 Act of a document that will be incorporated by reference in the Registration Statement or the Prospectus that would be made by the Company irrespective of the offer and sale of the Shares, the Company will not effect such amendment or supplement without the consent of the Sales Agent, such consent not to be unreasonably withheld or delayed. Neither the consent of the Sales Agent, nor the delivery of any such amendment or supplement by the Sales Agent, shall constitute a waiver of any of the conditions set forth in Section 6 hereof.

The Company will notify the Sales Agent immediately, and confirm such notice in writing, when any post-effective amendment to the Registration Statement shall have been filed or shall become effective and when any supplement to the Prospectus or any amended Prospectus shall have been filed.
(c)    Free Writing Prospectuses. (i) The Company has not made and, without the consent of the Sales Agent, will not make any offer relating to the Shares that would constitute a “free writing prospectus” as defined by Rule 405, including an Issuer Free Writing Prospectus.
(ii)    The Sales Agent has not made, and without the consent of the Company shall not make, any offer relating to the Shares that would constitute a “free writing prospectus” (as defined in Rule 405) that the Company would be required to file with the Commission under Rule 433.
(d)    Notification of Commission Comments and Orders, Etc.. The Company will notify the Sales Agent of (i) the receipt of any comments from the Commission with respect to the Registration Statement, any Issuer Free Writing Prospectus or the Prospectus, including any request by the Commission for any amendment, supplement or additional information with respect thereto and (ii) the issuance by the Commission of any stop order suspending the effectiveness of the Registration Statement or of any order preventing or suspending the use of any Issuer Free Writing Prospectus or the Prospectus or the initiation or threatening of any proceeding for such purpose. The Company will make every reasonable effort to prevent the issuance of any stop order and, in the event of any stop order, to obtain the lifting thereof as soon as possible.
(e)    Delivery of Registration Statements. The Company will deliver to the Sales Agent and to counsel for the Sales Agent, upon request and without charge, one conformed copy of the Registration Statement as originally filed and of each amendment thereto (including, in each case, all exhibits filed therewith or incorporated by reference). Such copies of the Registration Statement and amendments thereto so furnished to the Sales Agent will be identical to the copies thereof filed electronically with the Commission pursuant to EDGAR (except that the registration fee table may be deleted from the cover thereof), except to the extent permitted by Regulation S-T.
(f)    Delivery of Prospectuses. The Company will furnish to the Sales Agent, without charge, during the period when the Prospectus (or, in lieu thereof, the notice referred to in Rule 173(a) of the 1933 Act Regulations) is required to be delivered of the 1933 Act Regulations, such number of copies of the Prospectus as the Sales Agent may reasonably request. Such copies of the Prospectus so furnished to the Sales Agent will be identical to the copies thereof filed electronically with the Commission pursuant to EDGAR (except that the registration fee table may be deleted from the cover thereof), except to the extent permitted by Regulation S-T. The Company will deliver to the Sales Agent, without charge, as many copies of any Issuer Free Writing Prospectus as the Sales Agent shall reasonably request, and the Company hereby consents to the use of such copies by the Sales Agent for purposes of the offer and sale of the Shares in a manner consistent with the 1933 Act and the 1933 Act Regulations.
(g)    Continued Compliance with Securities Laws. (i) The Company will file all reports and other documents that it is required to file with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the 1934 Act within the time periods required by the 1934 Act and the 1934 Act Regulations and will otherwise comply with the 1933 Act, the 1933 Act Regulations, the 1934 Act and the 1934 Act Regulations so as to permit the offer, sale and distribution of the Shares as contemplated in this Agreement and the Prospectus; provided, however, that the Company may assume that the distribution of the Shares issued on any Settlement Date has been completed on the business day following such Settlement Date unless the Sales Agent shall have provided written notice to the contrary.

(ii)    During the distribution of the Shares, the Company will notify the Sales Agent promptly if (A) any filing is made by the Company of information relating to the offering of the Shares with any securities exchange or any other regulatory body in the United States or any other jurisdiction or (B) a Material Adverse Change shall have occurred that is not disclosed in the Registration Statement and the Prospectus or (C) any other event shall have occurred that causes (x) the Registration Statement to contain any untrue statement of material fact or omit to state any material fact necessary in order to make the statements therein not misleading or (y) the Disclosure Package or the Prospectus to contain any untrue statement of material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.
(iii)    Upon any notification pursuant to clause (ii)(B) or (C) above, or if at any time an event shall occur or other circumstances shall exist as a result of which it is necessary, in the reasonable judgment of the Company or of the Sales Agent, (A) to amend the Registration Statement in order that it shall not, as of the Effective Time, include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading or otherwise to comply with the requirements of the 1933 Act or the 1933 Act Regulations or (B) to amend or supplement the Prospectus in order that it shall not, as of any Initiation Date, any Applicable Time within any Selling Period or any Settlement Date, contain any untrue statement of material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances existing at such time, not misleading or otherwise to comply with the requirements of the 1933 Act or the 1933 Act Regulations,
(A)    the Company will promptly prepare and file with the Commission, subject to Section 4(b), such amendment or supplement as may be necessary to correct such statement or omission or to make the Registration Statement or the Prospectus comply with such requirements, and the Company will furnish to the Sales Agent such number of copies of such amendment or supplement as the Sales Agent may reasonably request;
(B)    the Company shall not deliver to the Sales Agent any Sales Notice until such statement or omission is corrected; and
(C)    if such time shall be during a Selling Period specified in a Sales Notice theretofore delivered to the Sales Agent, the Company shall promptly, by telephone (confirmed by electronic mail), cancel such Sales Notice and direct the Sales Agent to cease selling Shares and making offers for such sales.
(h)    Blue Sky Qualifications. The Company will use its best efforts, in cooperation with the Sales Agent, to take such action, if any, as may be required to qualify the Shares for offering and sale under the applicable securities laws of such states and other jurisdictions as the Sales Agent may reasonably designate and to maintain such qualifications in effect as long as required for the distribution of the Shares; provided, however, that the Company shall not be obligated to file any general consent to service of process or to qualify as a foreign corporation or as a dealer in securities in any jurisdiction in which it is not so qualified or to subject itself to taxation in respect of doing business in any jurisdiction in which it is not otherwise so subject. In the event that the Company becomes aware of the suspension of the qualification of the Shares for offering or sale in any jurisdiction, or of the initiation or threatening of any proceedings for any of such purposes, the Company will so notify the Sales Agent and will cooperate with the Sales Agent to endeavor to prevent any such suspension and, in the event of any such suspension, to obtain the lifting thereof as soon as possible.
(i)    Rule 158. The Company will timely file such reports pursuant to the 1934 Act as are necessary in order to make generally available to its securityholders as soon as practicable an earnings statement for the purposes of, and to provide the benefits contemplated by, the last paragraph of Section 11(a) of the 1933 Act and Rule 158 thereunder (which earnings statement need not be audited unless required so to be under Section 11(a) of the 1933 Act).
(j)    Filing Fees. The Company agrees to pay the required Commission filing fees relating to the Shares within the time required by Rule 456(b)(1) of the 1933 Act Regulations and otherwise in accordance with Rules 456(b) and 457(r) of the 1933 Act Regulations.
(k)    Use of Proceeds. The Company will use the Net Proceeds received by it from the sale of the Shares in the manner specified in the Prospectus under “Use of Proceeds”.
(l)    Restriction on Sale of Shares. The Company will not (A) at any time during any Selling Period without the prior written consent of the Sales Agent or (B) at any time during the term of this Agreement without giving the Sales Agent at least three Trading Days’ prior written notice specifying the nature and timing of the proposed sale, directly or indirectly, offer to sell, contract to sell, sell, grant any option to buy or otherwise dispose of any shares of Common Stock or securities convertible into or exchangeable for shares of Common Stock or warrants or rights to purchase or acquire shares of Common Stock. The foregoing restrictions shall not restrict the Company’s issuance or sale of (i) shares of Common Stock pursuant to this Agreement or the Other Sales Agreements, (ii) shares of Common Stock, options to purchase shares of Common Stock or shares of Common Stock issuable upon the exercise of options, in any case pursuant to any employee or director stock option or benefit plan, stock purchase or ownership plan or dividend reinvestment plan of the Company, (iii) shares of Common Stock issuable upon the conversion of securities or the exercise of warrants, options or other rights disclosed in the Registration Statement and the Prospectus or (iv) shares of Common Stock issuable as consideration in connection with acquisitions of business, assets or securities of other entities by merger or otherwise.
(m)    Maximum Number. The Company will promptly notify the Sales Agent and each of the Other Sales Agents when the Maximum Number of Shares has been sold.
(n)    Regulation M. If either the Company or the Sales Agent shall have reason to believe that the Common Stock is not an excepted security under Rule 101(c)(1) of Regulation M of the 1934 Act Regulations, it shall promptly notify the other party and the Sales Agent may suspend sales of Shares under this Agreement or any Terms Agreement until, in the judgment of each party, the Common Stock is such an excepted security.
(o)    Diligence Cooperation. The Company shall reasonably cooperate with any reasonable due diligence review requested by the Sales Agent or its counsel from time to time in connection with the transactions contemplated hereby or any Terms Agreement, including, without limitation, on or about each Primary Delivery Date and each Secondary Delivery Date, providing information and making available appropriate documents and appropriate corporate officers of the Company and, upon reasonable request, representatives of Deloitte & Touche LLP.
SECTION 5.    Payment of Expenses.
(a)    Expenses Payable by the Company. The Company will pay all expenses incident to the performance of its obligations under this Agreement, including (i) the preparation, printing and filing of the Registration Statement (including financial statements and exhibits) as originally filed and of each amendment thereto, (ii) the preparation, printing and delivery to the Sales Agent of this Agreement and such other documents as may be required in connection with the offering, purchase, sale, issuance or delivery of the Shares, (iii) the preparation, issuance and delivery of the certificate or certificates for the Shares, (iv) the fees and disbursements of the Company’s counsel, accountants and other advisors, (v) the qualification of the Shares under securities laws in accordance with the provisions of Section 4(h) hereof, (vi) the printing and delivery to the Sales Agent of copies of each Issuer Free Writing Prospectus and of the Prospectus and any amendments or supplements thereto, (vii) the preparation, printing and delivery to the Sales Agent of copies of any Blue Sky survey and any supplement thereto, (viii) the costs and expenses of the Company relating to investor presentations on any “road show” undertaken in connection with the marketing of the Shares, including without limitation, expenses associated with the production of road show slides and graphics, fees and expenses of any consultants engaged in connection with the road show presentations, travel and lodging expenses of the Sales Agent and officers of the Company and any such consultants, and the cost of aircraft and other transportation chartered in connection with the road show and (ix) the reasonable documented out-of-pocket expenses of the Sales Agent, including the reasonable fees and disbursements of counsel for the Sales Agent, in connection with the negotiation, execution and delivery of this Agreement and the performance of its obligations hereunder during the Commitment Period, it being understood that the Company shall be required to pay the fees and disbursements of only one counsel for the Sales Agent and the Other Sales Agents.
(b)    Expenses Payable by the Sales Agent. Except as provided in subsection (a) above and subsection (c) below, the Sales Agent will pay all of its expenses incurred in connection with the transactions contemplated hereby, including the fees and disbursements of any counsel for the Sales Agent (other than the one counsel for the Sales Agent and Other Sales Agents contemplated in subsection (a)(ix) above).
(c)    Expenses Upon Termination. If this Agreement is terminated by the Sales Agent in accordance with the provisions of Section 6 or Section 10(a)(i) hereof, the Company shall reimburse the Sales Agent for all of its out-of-pocket expenses incurred in connection with the transactions contemplated hereby, including the reasonable fees and disbursements of the one counsel for the Sales Agent and the Other Sales Agents contemplated in subsection a(ix) above.
SECTION 6.    Conditions of the Sales Agent’s Obligations; Termination of Agreement.
(a)    Conditions. The obligations of the Sales Agent hereunder are subject to the accuracy, as of the Closing Time and each other Representation Date, of the representations and warranties of the Company contained in Section 2(a) hereof and in all certificates of officers of the Company delivered pursuant to the provisions hereof, to the performance by the Company of its covenants and other obligations hereunder to be performed at or prior to the Closing Time and each other Representation Date, and to the following further conditions:
(i)    No Stop Order; Commission Filings. At the Closing Time and each subsequent Representation Date, the Registration Statement shall remain effective and no stop order suspending the effectiveness of the Registration Statement shall have been issued under the 1933 Act or proceedings therefor initiated or threatened by the Commission and the Company shall not have received from the Commission any notice pursuant to Rule 401(g)(2) of the 1933 Act Regulations objecting to use of the automatic shelf registration statement form, and any request on the part of the Commission for additional information shall have been complied with to the reasonable satisfaction of counsel to the Sales Agent; the Prospectus shall have been filed with the Commission in accordance with Rule 424(b); any material required to be filed by the Company pursuant to Rule 433(d), shall have been filed with the Commission in accordance with the applicable time period prescribed for such filing under Rule 433; and the Company shall have paid the required Commission filing fees relating to the Shares within the time period required by Rule 456(b)(l)(i) of the 1933 Act Regulations without regard to the proviso therein and otherwise in accordance with Rules 456(b) and 457(r) of the 1933 Act Regulations and, if applicable, shall have updated the “Calculation of Registration Fee” table in accordance with Rule 456(b)(1)(ii) of the 1933 Act Regulations either in a post-effective amendment to the Registration Statement or on the cover page of a prospectus filed pursuant to Rule 424(b).
(ii)    Opinions of Counsel for the Company. (A) At the Closing Time and within five Trading Days after the date on which the Company shall amend the Registration Statement and/or amend or supplement the Prospectus (in each case other than by means of the incorporation by reference of documents filed with the Commission) or the date on which the Company shall file an Annual Report on Form 10-K (each such date being herein called a “Primary Delivery Date”), the Sales Agent shall have received the opinions, dated the date of delivery thereof, of Marian M. Durkin, Esq., Senior Vice President, General Counsel and Chief Compliance Officer of the Company, and Pillsbury Winthrop Shaw Pittman LLP, counsel for the Company, substantially in the form of Exhibits B and C hereto, respectively.
(B)    Within five Trading Days after the date on which the Company shall file a Quarterly Report on Form 10-Q or a Current Report on Form 8-K (except to the extent that any such Current Report “furnishes” rather than “files” the information provided therein), and at any other time reasonably requested by the Sales Agent (each of such dates being herein called a “Secondary Delivery Date”), the Sales Agent shall have received the opinions, dated the date of delivery thereof, of counsel referred to in clause (A) above, substantially in the form of Exhibits B and C hereto, respectively; provided, however, that such counsel may deliver, in lieu of such opinions, a reliance letter to the effect that the Sales Agent may rely on the opinion delivered on the next preceding Primary Delivery Date to the same extent as if it were dated the date of such letter (except that the statements in such prior opinion shall be deemed to relate to the Registration Statement as amended and the Prospectus as amended and/or supplemented as of such Secondary Delivery Date).
(iii)    Opinion of Counsel for the Sales Agent. At the Closing Time and each other Primary Delivery Date, Secondary Delivery Date relating to a Quarterly Report on Form 10-Q and, if and to the extent reasonably requested by the Sales Agent, each other Secondary Delivery Date, the Sales Agent shall have received the opinion, dated the date of delivery thereof, of Choate, Hall & Stewart LLP, counsel for the Sales Agent, as to such matters as the Sales Agent shall reasonably request. In giving such opinion such counsel may rely, as to all matters governed by the laws of jurisdictions other than the law of the State of New York and the federal law of the United States upon the opinions of counsel to the Company. Such counsel may also state that, insofar as such opinion involves factual matters, they have relied, to the extent they deem proper, upon certificates of officers of the Company and certificates of public officials.
(iv)    No Material Adverse Change; Officers’ Certificate. (A) At the Closing Time and each other Representation Date, there shall not have been since the date of the latest audited balance sheet included in the Registration Statement and the Prospectus and except as disclosed therein, any Material Adverse Change and (B) at the Closing Time and at each other Primary Delivery Date and each Secondary Delivery Date, the Sales Agent shall have received a certificate of the President or a Vice President of the Company and of the chief financial or chief accounting officer of the Company, dated the date of delivery thereof, to the effect that (I) there has been no such Material Adverse Change, (II) the representations and warranties in Section 2(a) hereof are true and correct with the same force and effect as though expressly made at and as of such date, (III) the Company has complied with all agreements and satisfied all conditions on its part required by this Agreement to be performed or satisfied at or prior to such date, and (IV) no stop order suspending the effectiveness of the Registration Statement has been issued and no proceedings for that purpose have been instituted or are pending or, to the knowledge of the signers, contemplated by the Commission.

(v)    Accountant’s Comfort Letter. At the Closing Time and within five Trading Days after each date on which the Company shall file an Annual Report on Form 10-K, a Quarterly Report on Form 10-Q or a Current Report on Form 8-K that contains financial statements of the Company (other than any Current Report on Form 8-K that is “furnished” to and not “filed” with the Commission), the Sales Agent shall have received from Deloitte & Touche LLP a letter dated the date of delivery thereof, in form and scope consistent with the internal guidelines of such firm for the delivery of comfort letters and, in any event, in form and substance reasonably satisfactory to the Sales Agent, containing statements and information of the type customarily included in accountants’ “comfort letters” to underwriters with respect to the financial statements of, and certain financial information relating to, the Company contained in the Registration Statement, Disclosure Package and the Prospectus.
(vi)    Additional Conditions. At the Closing Time and on each other Representation Date, none of the events enumerated in clauses (i), (ii), (iii) and (iv) of Section 10(a) shall have occurred.
(vii)    Additional Documents. At the Closing Time and on each other Primary Delivery Date and each Secondary Delivery Date, the Sales Agent and counsel for the Sales Agent shall have been furnished with such additional documents and opinions as they may reasonably require for the purpose of enabling such counsel to pass upon the issuance and sale of the Shares as herein contemplated, or in order to evidence the accuracy of any of the representations or warranties, or the fulfillment of any of the conditions, herein contained; and all proceedings taken by the Company in connection with the issuance and sale of the Shares as herein contemplated shall be reasonably satisfactory in form and substance to the Sales Agent and counsel for the Sales Agent. For the avoidance of doubt, it is understood and agreed that the Sales Agent shall not have any obligation to offer or sell any Shares during the period commencing on any Primary Delivery Date or Secondary Delivery Date, as the case may be, through the date on which all deliverables triggered by such Primary Delivery Date or Secondary Delivery Date, as the case may be, have been satisfactorily delivered to the Sales Agent.
(viii)    Additional Conditions for “Distributions”. If the Company shall direct the Sales Agent to offer and sell Shares in a transaction that would constitute a “distribution” within the meaning of Rule 100 of Regulation M of the 1934 Act Regulations, the Company will provide the Sales Agent: (A) at the Sales Agent’s request and upon reasonable advance notice to the Company, on or prior to the Settlement Date in respect of such sale, the opinions of counsel and officers’ certificates pursuant to Sections 6(a)(ii), (iii) and (iv) hereof, each dated such Settlement Date, (B) at the Sales Agent’s request and upon reasonable advance notice to the Company, on or prior to the Settlement Date in respect of such sale, a customary “bringdown” comfort letter from Deloitte & Touche LLP and (C) such other documents and information as the Sales Agent shall reasonably request.
(b)    Termination of Agreement. If any condition specified in this Section shall not have been fulfilled when and as required to be fulfilled and shall not be waived by the Sales Agent, this Agreement may be terminated by the Sales Agent by notice to the Company, and such termination shall be without liability of any party to any other party, except as provided in Section 5 and except that Sections 2, 7, 8 and 9 shall survive any such termination and remain in full force and effect.
(c)    Increase of Maximum Number. The Company may at any time increase the Maximum Number to any number by delivering to the Sales Agent:

(i)    a notice executed by the President or a Senior Vice President of the Company stating that the Maximum Number shall be increased to the number specified in such notice;
(ii)    a certificate signed by the individuals specified in Section 6(a)(iv) to the effect that the representations and warranties in Section 2(a)(x) and 2(a)(xvii) are true and correct with respect to the Maximum Number as to be increased;
(iii)    a certificate signed by the individuals and to the effect specified in Section 6(a)(iv), with the proposed Maximum Number being substituted for the existing Maximum Number;
(iv)    opinions of counsel for the Company, as specified in Section 6(a)(ii), reflecting the Maximum Number as to be increased;
(v)    a revised Prospectus reflecting the Maximum Number as to be increased; and
(vi)    such additional documents as shall be reasonably required by the Sales Agent and counsel for the Sales Agent for purposes analogous to those specified in Section 6(a)(vi).
Upon the satisfaction of the foregoing conditions, the Maximum Number shall be increased as specified, without further act, for all purposes of this Agreement.
SECTION 7.    Indemnification.
(a)    Indemnification of the Sales Agent. The Company shall indemnify and hold harmless the Sales Agent, its affiliates, directors and officers and each person, if any, who controls the Sales Agent, within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act as follows:
(i)    against any and all loss, liability, claim, damage and expense whatsoever, as incurred, (A) arising out of any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement (or any amendment thereto), or the omission or alleged omission therefrom of a material fact required to be stated therein or necessary to make the statements therein not misleading or (B) arising out of any untrue statement or alleged untrue statement of a material fact contained in any Issuer Free Writing Prospectus, the Disclosure Package or the Prospectus (or any amendment or supplement thereto) or the omission or alleged omission therefrom of a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading;
(ii)    against any and all loss, liability, claim, damage and expense whatsoever, as incurred, to the extent of the aggregate amount paid in settlement of any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or of any claim whatsoever based upon any untrue statement or omission of a material fact, or any alleged untrue statement or omission of a material fact, in either case of the nature described in clause (i) above; provided that any such settlement is effected with the written consent of the Company; and
(iii)    against any and all expense whatsoever, as incurred (including the fees and disbursements of counsel chosen by the Sales Agent), reasonably incurred in investigating,

preparing or defending against any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission, to the extent that any such expense is not paid under (i) or (ii) above;
provided, however, that this Section 7 shall not apply to any loss, liability, claim, damage or expense to the extent arising out of any untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with written information furnished to the Company by the Sales Agent expressly for use in the Registration Statement (or any amendment thereto), any Issuer Free Writing Prospectus, the Disclosure Package or the Prospectus (or any amendment or supplement thereto).
(b)    Indemnification of the Company. The Sales Agent shall indemnify and hold harmless the Company, its directors and officers, and each person, if any, who controls the Company within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act against any and all loss, liability, claim, damage and expense described in subsection (a) of this Section, as incurred, but only with respect to untrue statements or omissions of a material fact, or alleged untrue statements or omissions of a material fact, made in the Registration Statement (or any amendment thereto) or any Issuer Free Writing Prospectus, the Disclosure Package or the Prospectus (or any amendment or supplement thereto) in reliance upon and in conformity with written information furnished to the Company by the Sales Agent expressly for use therein.
(c)    Actions against Parties; Notification. Each indemnified party shall give notice as promptly as reasonably practicable to each indemnifying party of any action commenced against it in respect of which indemnity may be sought hereunder, but failure to so notify an indemnifying party shall not relieve such indemnifying party from any liability hereunder to the extent it is not materially prejudiced as a result thereof and in any event shall not relieve it from any liability which it may have otherwise than on account of this Section 7. In the case of parties indemnified pursuant to Section 7(a), counsel to the indemnified parties shall be selected by the Sales Agent, and, in the case of parties indemnified pursuant to Section 7(b), counsel to the indemnified parties shall be selected by the Company. An indemnifying party may participate at its own expense in the defense of any such action; provided, however, that counsel to the indemnifying party shall not (except with the consent of the indemnified party) also be counsel to the indemnified party. In no event shall the indemnifying parties be liable for fees and expenses of more than one counsel (in addition to any local counsel) separate from their own counsel for all indemnified parties in connection with any one action or separate but similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances. No indemnifying party shall, without the prior written consent of the indemnified parties, settle or compromise or consent to the entry of any judgment with respect to any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever in respect of which indemnification could be sought under this Section 7 or contribution could be sought under Section 8 hereof (whether or not the indemnified parties are actual or potential parties thereto), unless such settlement, compromise or consent (i) includes an unconditional release of each indemnified party from all liability arising out of such litigation, investigation, proceeding or claim and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of any indemnified party.
SECTION 8.    Contribution.
If the indemnification provided for in Section 7 hereof is for any reason unavailable to or insufficient to hold harmless an indemnified party in respect of any losses, liabilities, claims, damages or expenses referred to therein, then each indemnifying party shall contribute to the aggregate amount of such losses, liabilities, claims, damages and expenses incurred by such indemnified party, (i) in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and the Sales Agent on the other hand from the offering of the Shares pursuant to this Agreement or (ii) if the allocation provided by clause (i) is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company on the one hand and of the Sales Agent on the other hand in connection with the statements or omissions which resulted in such losses, liabilities, claims, damages or expenses, as well as any other relevant equitable considerations.
The relative benefits received by the Company on the one hand and the Sales Agent on the other hand in connection with the offering of the Shares pursuant to this Agreement shall be deemed to be in the same respective proportions as the total net proceeds from the offering of the Shares pursuant to this Agreement (after the Sales Agent’s commission or discount, but before expenses) received by the Company and the total commissions and/or discounts received by the Sales Agent, bear to the aggregate public offering price of the Shares.
The relative fault of the Company on the one hand and the Sales Agent on the other hand shall be determined by reference to, among other things, whether any such untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by the Company or by the Sales Agent and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.
The Company and the Sales Agent agree that it would not be just and equitable if contribution pursuant to this Section 8 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to above in this Section 8. The aggregate amount of losses, liabilities, claims, damages and expenses incurred by an indemnified party and referred to above in this Section 8 shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in investigating, preparing or defending against any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever based upon any such untrue or alleged untrue statement of a material fact or omission or alleged omission of a material fact.
Notwithstanding the provisions of this Section 8, the Sales Agent shall not be required to contribute any amount in excess of the amount by which the total amount in respect of commissions or underwriting discounts received by the Sales Agent pursuant to this Agreement exceeds the amount of any damages which the Sales Agent has otherwise been required to pay by reason of any such untrue or alleged untrue statement or omission or alleged omission.
No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the 1933 Act) with respect to the offering of Shares pursuant to this Agreement shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.
For purposes of this Section 8, each affiliate, director and officer of the Sales Agent and each person, if any, who controls the Sales Agent within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act shall have the same rights to contribution as the Sales Agent, and each director of the Company, each officer of the Company, and each person, if any, who controls the Company within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act shall have the same rights to contribution as the Company.

SECTION 9.    Representations, Warranties and Agreements to Survive.
All of the respective representations, warranties and agreements of the Company and the Sales Agent contained in this Agreement, or in certificates of officers of the Company delivered pursuant to this Agreement, shall remain operative and in full force and effect, regardless of any investigation made by or on behalf of the Sales Agent or controlling person of the Sales Agent, or by or on behalf of the Company, or any director, officer or controlling person of the Company, and shall survive delivery of and payment for the Shares.
SECTION 10.    Termination of Agreement.
(a)    Termination by the Sales Agent. The Sales Agent may terminate this Agreement, at any time
(i)    if there has been since the date of the latest audited balance sheet included in the Registration Statement and the Prospectus any Material Adverse Change, or
(ii)    bankruptcy, insolvency, reorganization, or liquidation proceedings or other proceedings for relief under any other law for the relief of debtors shall have been instituted by or against the Company or any Designated Subsidiary, or
(iii)    the Company or any Designated Subsidiary shall have made an assignment for the benefit of creditors or shall have applied to the appointment of a receiver or trustee for such entity or for all or substantially all of its property or business, or such a receiver or trustee shall otherwise have been appointed, or
(iv)    the Common Stock shall no longer be listed on the NYSE, or
(v)    if there has occurred any material adverse change in the financial markets in the United States or in the international financial markets, any outbreak of hostilities or escalation thereof or other calamity or crisis or any change or development involving a prospective change in national or international political, financial or economic conditions, in each case the effect of which is such as to make it, in the judgment of the Sales Agent, impracticable or inadvisable to offer, sell or deliver the Shares or to enforce contracts for the sale of the Shares, or
(vi)    if trading in the Common Stock has been suspended or materially limited by the Commission or the New York Stock Exchange, or if trading generally on the New York Stock Exchange or the NYSE MKT. or in the NASDAQ Global Market or the NASDAQ Global Select Market has been suspended or materially limited, or minimum or maximum prices for trading have been fixed, or maximum ranges for prices have been required, by either of such exchanges or Nasdaq Stock Market, Inc. with respect to such markets or by order of the Commission or any other governmental authority, or
(vii)    a material disruption has occurred in commercial banking or securities settlement or clearance services in the United States, or
(viii)    if a banking moratorium has been declared by either federal or New York authorities.
The Sales Agent may terminate this Agreement for any other reason, upon ten days’ advance notice to the Company.

(b)    Termination by the Company. The Company may terminate this Agreement at any time, upon one Trading Day’s advance notice to the Sales Agent.
(c)    Liabilities. If this Agreement is terminated pursuant to this Section, such termination shall be without liability of any party to any other party except as provided in Section 5 hereof; and provided, further, that Sections 2, 7, 8 and 9 shall survive such termination and remain in full force and effect.
SECTION 11.    Notices.
(a)    General. Except as hereinafter provided, all notices, requests and other communications hereunder shall be in writing and shall be deemed to have been duly given if received by mail, electronic mail or transmitted by any standard form of telecommunication to the addresses set forth in this section or to such other address as such party shall have specified most recently by written notice. Notices to the Sales Agent shall be directed to it at Merrill Lynch, Pierce, Fenner & Smith Incorporated, One Bryant Park, New York, New York 10036, attention: Thomas J. Opladen, Jr., Equity Financial Products, ECM, Fax No. (415) 835-2514, with a copy (which shall not constitute notice) to: Choate, Hall & Stewart LLP, Two International Place, Boston, MA 02110, attention: Andrew J. Hickey, Esq., Fax No. (617) 248-4000; and notices to the Company shall be directed to it at 1411 East Mission Avenue, Spokane, Washington 99202, attention: Treasurer, Fax No. (509) 777-5864, e-mail: Treasury@avistacorp.com.
(b)    Sales Notice; Confirmation and Settlement of Sales; Suspension of Sales. All Sales Notices shall be executed by an individual named on Schedule A hereto who is the President, a Senior Vice President, a Vice President, the Treasurer or an Assistant Treasurer of the Company, and shall be delivered to any of the personnel of the Sales Agent listed on Schedule A hereto. Any comments by the Sales Agent on any Sales Notice shall be delivered to any of the personnel of the Company listed on Schedule A hereto. All notices and other correspondence to and from the Company and the Sales Agent with respect to the confirmation and settlement of sales of Shares or suspension of sales of Shares shall be delivered to the personnel of the Company and the Sales Agent listed on Schedule A hereto. Either party may update its personnel listed on Schedule A by written notice to the other party.
SECTION 12.    Parties in Interest.
This Agreement shall inure to the benefit of and be binding upon the Sales Agent and the Company and their respective successors. Nothing expressed in this Agreement is intended or shall be construed to give any person, firm or corporation, other than the Sales Agent and the Company and their respective successors and the controlling persons and officers and directors referred to in Sections 7 and 8 and their heirs and legal representatives, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision herein contained. This Agreement and all conditions and provisions hereof are intended to be for the sole and exclusive benefit of the Sales Agent and the Company and their respective successors, and said controlling persons and officers and directors and their heirs and legal representatives, and for the benefit of no other person, firm or corporation. No purchaser of Shares from the Sales Agent shall be deemed to be a successor by reason merely of such purchase.
SECTION 13.    No Advisory or Fiduciary Relationship.
The Company acknowledges and agrees that (a) the offering and sale of the Shares pursuant to this Agreement, including the determination of the public offering price of the Shares and any related commissions and discounts, is an arm’s-length commercial transaction between the Company, on the one hand, and the Sales Agent, on the other hand, (b) in connection with the offering contemplated hereby and the process leading to such transaction, the Sales Agent is and has been acting solely on its own behalf and is not the agent or fiduciary of the Company, or its shareholders, creditors, employees or any other party, (c) the Sales Agent has not assumed and will not assume an advisory or fiduciary responsibility in favor of the Company with respect to the offering contemplated hereby or the process leading thereto (irrespective of whether the Sales Agent has advised or is currently advising the Company on other matters) and the Sales Agent has no obligation to the Company with respect to the offering contemplated hereby except the obligations expressly set forth in this Agreement, (d) the Sales Agent and its affiliates may be engaged in, and may in the future engage in, a broad range of transactions that involve interests that differ from those of the Company and (e) the Sales Agent has not provided any legal, accounting, regulatory or tax advice with respect to the offering contemplated hereby, and the Company has consulted its own legal, accounting, regulatory and tax advisors to the extent it deemed appropriate.
SECTION 14.    Governing Law and Time.
This agreement and any claim, controversy or dispute relating to or arising out of this Agreement shall be governed by and construed in accordance with the internal laws of the State of New York applicable to agreements made and to be performed within the State of New York without giving effect to principles of conflicts of laws thereof. Specified times of day refer to New York City time. Any action, suit or proceeding to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal court located in the Southern District of the State of New York or any New York state court located in the Borough of Manhattan, and the Company agrees to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom), and each party waives (to the full extent permitted by law) any objection it may have to the laying of venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding has been brought in an inconvenient forum.
SECTION 15.    Waiver of Jury Trial.
The Company and the Sales Agent each hereby irrevocably waives any right it may have to a trial by jury in respect of any claim based upon or arising out of this Agreement or any transaction contemplated hereby.
SECTION 16.    Counterparts.
This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same agreement.
SECTION 17.    Entire Agreement.
This Agreement supersedes all prior and contemporaneous agreements and understandings (whether written or oral) between the Company and the Sales Agent with respect to the subject matter of this Agreement.
SECTION 18.    Effect of Headings.
The Section headings herein and the Table of Contents are for convenience only and shall not affect the construction hereof.
SECTION 19.    No Assignment.
No party may assign its rights or delegate its duties or obligations under this Agreement without the consent of the other party. Any purported assignment or delegation of rights, duties or obligations hereunder shall be void and of no effect. Notwithstanding the foregoing, the Sales Agent may assign its rights under this Agreement and/or may delegate some or all of its duties and obligations under this Agreement, without the consent of the Company, to an affiliate of the Sales Agent that is a registered broker-dealer, it being understood that no such assignment or delegation shall release the Sales Agent from any of its obligations hereunder. This Agreement shall each inure to the benefit of and be binding upon BofAML Securities, Inc. as an assignee to the Sales Agent without prior written consent of any party.
SECTION 20.    Severability.
This Agreement and each Terms Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof or thereof shall not affect the validity or enforceability hereof or thereof or of any term or provision hereof or thereof. Furthermore, if any term or provision of this Agreement or any Terms Agreement is determined to be invalid or unenforceable, there shall be deemed to be made to such term or provision such minor changes (and only such minor changes) as shall be necessary to make it valid and enforceable.

If the foregoing is in accordance with your understanding of our agreement, please sign and return to the Company a counterpart hereof, whereupon this instrument, along with all counterparts, will become a binding agreement between the Sales Agent and the Company in accordance with its terms.

Very truly yours,

AVISTA CORPORATION

By:	/s/ Mark T. Thies
	Name:	Mark T. Thies
	Title:	Senior Vice President,
Chief Financial Officer and
Treasurer

Signature Page to Sales Agency Agreement

CONFIRMED AND ACCEPTED,
as of the date first above written

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

By:	/s/ Michael Dunne
	Name:	Michael Dunne
	Title:	Managing Director

Signature Page to Sales Agency Agreement

SCHEDULE A
Contact Persons
The Company
Mark T. Thies
Senior Vice President, Chief Financial Officer and Treasurer
Mark.Thies@avistacorp.com
T: 509-495-4639

Ryan L. Krasselt
Vice President, Controller and Principal Accounting Officer
Ryan.Krasselt@avistacorp.com
T: 509-495-2273

Don M. Falkner
Assistant Treasurer
Don.Falkner@avistacorp.com
T: 509-495-4326

Richard N. Stevens
Assistant Treasurer and Director of Finance
Rich.Stevens@avistacorp.com
T: 509-495-4330

Lauren Pendergraft
Senior Treasury Analyst
Lauren.Pendergraft@avistacorp.com
T: 509-495-2998

Solely for notices and other correspondence to the Company with respect to the confirmation and settlement of sales of Shares, please include:

Denise Burns
Cash Management Analyst
Denise.Burns@avistacorp.com
T: 509-495-4725

Treasury Department
treasury@avistacorp.com

The Sales Agent
Thomas J. Opladen, Jr.
Vice President
Thomas.j.opladen_jr@baml.com
T: 646-855-8900
F: 415-835-2514

Schedule A-1

EXHIBIT A
SALES NOTICE
[Date]
Merrill Lynch, Pierce, Fenner & Smith
Incorporated
One Bryant Park
New York, NY 10036

Attention: Thomas J. Opladen, Jr.
Tel. No. (646) 855-8900
Fax No.: (415) 835-2514
E-Mail: Thomas.j.opladen_jr@baml.com

Reference is made to the Sales Agency Agreement between Avista Corporation (the “Company”) and Merrill Lynch, Pierce, Fenner & Smith Incorporated, dated as of March 2, 2016 (capitalized terms herein having the meanings assigned thereto in such Agreement). The Company confirms that all conditions to the delivery of this Sales Notice are satisfied as of the date hereof. As of the date hereof, neither the Prospectus nor the Disclosure Package contains an untrue statement of a material fact or omits to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

First date of Selling Period:
Last date of Selling Period:
Number of days in Selling Period:
Settlement Date(s):	Third Trading Day after each sale
Number of Shares: Floor Price*:	$ $_____________per share
Company Bank Account

*The Floor Price shown above shall be applicable to any Shares to be sold during such Selling Period. Such Floor Price may be adjusted by the Company during such Selling Period. Notwithstanding the foregoing, in no event shall the Sales Price for any Shares be less than $___ below the last sale price at which the Company’s Common Stock was quoted on the record of composite transactions reported by The Wall Street Journal on the Trading Day immediately preceding the day for fixing the price of such Shares.

Additional Restrictions:
Comments:

AVISTA CORPORATION

By:
Name:
[1]Title:

_____________________________________________
1 To be executed by the President, any Vice President, the Treasurer or any Assistant Treasurer of the Company.

Exhibit A-1